EXHIBIT 10.3

NOTE MODIFICATION AND FOREBAREANCE AGREEMENT

Note Modification and Forbearance Agreement, dated as of May 20, 2020, by and among Endonovo Therapeutics, Inc., a Delaware corporation, with an address of 6320 Canoga Avenue - 15th Floor, Woodland Hills, CA 91367 (“ENDV”) and the party set forth on the signature page hereto (the “Lender”);

WHEREAS, the Lender is the Holder of convertible promissory note(s) payable by ENDV as set forth on the signature page hereof which is among several convertible notes issued by ENDV which total indebtedness on the date hereof of approximately $5,200,000 of which approximately $2,350,000, including a first priority security interest on certain assets of ENDV is held by Eagle Equities, LLP, (the Lender and the other holders of convertible notes are collectively referred to as the “Lenders”));

WHEREAS, ENDV intends to enter into an Equity Line Purchase Agreement (“ELPC”) with Cavalry Fund I, LP (Calvary”), a draft of which has been shown to the Lender;

WHEREAS, the ELPC has provisions which are beneficial to both ENDV and the Lender;

WHEREAS, Calvary’s made it a condition of its execution of the ELPC that this agreement be executed by the Lenders or that otherwise ENDV ensure that there be no conversions of the notes held by the Lenders at times that it is accepting puts from ENDV under the ELPC;

NOW THEREFORE IT IS AGREED AS FOLLOWS:

1.	Representations of each Lender. The Lender represents and warrants to ENDV that: (i) it is the sole holder of the note(s) set forth as its note(s) on referred to below its signature; (ii) that the principal and interest as set forth on the signature page hereof is true and correct as of the date hereof; (iii) that the note(s) set forth as such Lender’s note(s) on the signature page hereof are either not in default as of the date hereof or any prior default is hereby irrevocably waived by Lender; and (iv) the execution and delivery of this agreement has been duly authorized by it and upon execution and delivery it will be duly bound hereby.

2.	Representations of ENDV. ENDV represents and warrants to the Lender that: (i) it will continue to negotiate the ELPC in good faith; (ii) it will file its Annual Report on Form 10-Q on or before June 29, 2020; (iii) it will file one or more Registration Statements on Form S-1 and amendments thereto (the “S-1’s”) as required by the ELPC and use its reasonable best efforts to cause the same to be ordered effective by the Securities and Exchange Commission; and (iv) the execution and delivery of this agreement has been duly authorized by it and upon execution and delivery it will be duly bound hereby.

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3.	Note Modification Agreements of the Lenders. The Lender agrees that for so long as this agreement is in effect and its terms and conditions are being complied with by ENDV that its Note(s) listed on the signature page hereto is modified to (i) be non-convertible; (ii) be pre-payable in whole or in part with a premium of 12.5% and no additional consideration and to be pre-payable in accordance with the terms of this agreement; (iii) extend its due date to permit payments in accordance with this agreement without a default occurring under such note or any related agreement; and (iv) permit the execution and delivery by ENDV of the ELPC and to waive any additional rights or privileges that may be accorded to Lender by ENDV entering of the ELPC or any action contemplated thereby.

4.	Allocation of Payments under the ELPC. The parties hereto acknowledge that the ELPC has an aggregate commitment amount of $10,000,000 with the intent to subsequently offer another $10 million upon completion and that realization of such amount will require that ENDV file more than one S-1’s and make a series of puts of its stock to Calvary. The parties hereto further acknowledge that the ELPC provides that the ELPC provides that 50% of the net proceeds of each put under the ELPC (the “Lenders’ Portion”) shall be paid to the Lenders. This agreement will govern the allocation of payments among the Lenders. The parties hereto recognize that Eagle, a Lender, holds a secured note and each of the other Lenders holds an unsecured note. In consideration of the foregoing, the Lender agrees that during the periods that the S-1 has been ordered effective and there are shares available for Puts thereunder, in each thirty one (31) day period beginning with the effective date of the first S-1 (a “Put Month”) the Lenders Portion shall be allocated as follows: (i) the first $200,000 to Eagle (“Eagle’s Portion”); (ii) thereafter all available funds (the “Unsecured Lender’s Portion”) among all of the other Lenders who have signed agreements similar in form and substance to this agreement (the “Consenting Unsecured Lenders”) in accordance with their percentages ownership of all of the Notes owned by Consenting Unsecured Lenders in an aggregate amount of $200,000 per month; and (iii) after Eagle’s Portion and the Unsecured Lender’s Portion shall be paid in full, proceeds of Puts in any Put Month shall be divided among the Eagle and the Consenting Unsecured Lenders in proportion to their total indebtedness. If the full Eagle’s Portion for any Put Month that is not paid in full, Eagle shall be entitled to accrue an extra month’s interest on its note(s). If the full Unsecured Lender’s Portion for any Put Month is not paid in full, each Consenting Unsecured Lender shall be entitled to accrue an extra month’s interest on its note(s). In computing whether Eagle’s Portion or the Unsecured Lender’s Portion has been paid in full during any Put Month, ENDV shall be entitled to carry forward, as a credit, until applied, any amounts paid in any prior Put Month to either Eagle or the Consenting Unsecured Lenders in excess of $200,000.

5.	Termination. This agreement shall terminate upon the first to occur of: (i) all of the Notes being repaid or (ii) ENDV’s failure to pay Eagle’s Portion or the Unsecured Lender’s portion for three consecutive months. Upon termination of this agreement, the Notes shall revert back to their original terms, but any default occurring during the term of this agreement shall be waived.

6.	Governing Law. This agreement shall be interpreted under New York Law as it is applied to contracts executed, delivered and to be performed entirely within the State of New York.

7.	Modifications. This agreement may be modified only by an instrument in writing signed the parties hereto.

8.	Execution. This agreement may be executed in counterparts, all of which taken together shall constitute one and the same agreement.

(Signature Page follows)

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IN WITNESS WHEREOF we have set our hands as of the date first above written.

Endonovo Therapeutics, Inc.

By:
Alan Collier, CEO

Print Name of Lender

By:

Signature

Print Name and Title

Note Date(s)

Original Note Amount(s)

Present Principal and interest balance:

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